SANZ TO PRESENT AT MERRILL LYNCH
                             STORAGE TECHNOLOGY CONFERENCE
                                 JANUARY 29 - 31, 2001

DENVER, Colorado / January 25, 2001 / PRNewswire;

SAN HOLDINGS, INC. dba STORAGE AREA NETWORKS ("SANZ" - OTC) has announced it will be attending the Merrill Lynch Technology Group's Storage Technology
Conference: What's In Store for Storage? to be held January 29 through January 31, 2001 in Santa Barbara, CA. Approximately 100 public and private data storage companies will be presenting at the event to be attended by over 250 institutional portfolio managers and analysts.

On Wednesday, January 31, 2001 from 10:30 AM to 11:00 AM (PST), SANZ' Chairman and CEO, Mr. John Jenkins, will be presenting an overview of the Company and its strategies.

Mr. Jenkins explains, "We are excited to have the opportunity to profile our business together with some of the most well established and successful companies in the industry. For a relatively young public company, this conference provides important exposure for SANZ as we expand our efforts to increase investor awareness of our particular approach to this fast growing and rapidly changing market. SANZ invites our shareholders and other interested parties to attend the live audio broadcast provided by Merrill Lynch Technology Group next Wednesday."

Merrill Lynch Technology Group is hosting a live audio webcast of John Jenkins' presentation on SANZ, which can be heard by visiting the URL address: http://events.mlresearchmedia.com/ml/storage Note: Windows Media Player or RealPlayer is required to listen to this event. To install the software, users must visit this URL address and select the "get software" option. Minimum system requirements include: a Pentium PC, or MAC equivalent, a sound card with speakers or headphones, a 28.8Kbps Internet connection or better, and Internet Explorer or Netscape Navigator 3.0 or higher.

STORAGE AREA NETWORKS is a total data storage management solutions business with operations located in Colorado, Texas, Arizona, California, Ohio, Virginia, New York and Florida. For more information, contact SANZ Investor Relations at 303.297.9656, or visit the Company at: www.sanz-inc.com